Item 2. Name of each series or class of funds for which this notice is filed:


BHM&S Total Return Bond Portfolio Institutional Class Shares
BHM&S Total Return Bond Portfolio Institutional Service Class Shares Chicago Asset Management Intermediate Bond Portfolio
  Institutional Class Shares
Chicago Asset Management Value/Contrarian Portfolio
  Institutional Class Shares
IRC Enhanced Index Portfolio Institutional Class Shares
Jacobs International Octagon Institutional Class Shares
MJI International Equity Portfolio Institutional Class Shares
MJI International Equity Portfolio Institutional Service Class Shares Newbold's Equity Portfolio Institutional Class Shares
TJ Core Equity Portfolio Institutional Service Class Shares